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                                                              EXHIBIT 10.331

                         AGREEMENT OF PURCHASE AND SALE

                                  BY AND AMONG

                            TRM INTERNATIONAL, INC. and
                              UNICOVER MANAGERS, INC.

                                       AND

                  NORTH AMERICAN SPECIAL RISK ASSOCIATES, INC. and
                            HCC INSURANCE HOLDINGS, INC.



                      --------------------------------------------
                                DATED JANUARY 23, 1997
                      --------------------------------------------


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                                TABLE OF CONTENTS


ARTICLE 1     PURCHASE AND SALE ..........................................  1
              Section  1.1   Agreement to Sell ...........................  1
                             1.1.1  Non-Exclusive Asset Categories .......  1
                             1.1.2  Transfer of Assets Free of Liens .....  3
                             1.1.3  Excluded Assets ......................  3
              Section  1.2   Agreement to Purchase .......................  3
              Section  1.3   The Purchase Price ..........................  3
                             1.3.1  Purchase Price .......................  3
                             1.3.2  Payment of Purchase Price ............  3
              Section  1.4   Assumption of Liabilities ...................  4
                             1.4.1   Assumed Liabilities .................  4
                             1.4.2   Excluded Liabilities ................  4
              Section  1.5   Adjustments to Purchase Price ...............  4
              Section  1.6   Allocation of Earned Commission .............  5

ARTICLE 2     CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS AND FURTHER
              ASSURANCES  ................................................  5
              Section 2.1    Closing .....................................  5
              Section 2.2    Items to be Delivered at Closing ............  5
                             2.2.1    Seller Documents ...................  5
                             2.2.2    Payment of Purchase Price ..........  6
                             2.2.3    Other Documents ....................  6
              Section 2.3    Consent of Third Parties ....................  6
              Section 2.4    Further Assurances ..........................  7
              Section 2.5    Non-Assignable Contracts ....................  7

ARTICLE 3  REPRESENTATIONS AND WARRANTIES ................................  7
              Section 3.1    Representations and Warranties of Seller ....  7
                             3.1.1     Authorization .....................  7
                             3.1.2     Corporate Status ..................  8
                             3.1.3     No Conflicts ......................  9
                             3.1.4     Financial Statements ..............  9
                             3.1.5     Absence of Undisclosed
                                       Liabilities........................  9
                             3.1.6     Taxes .............................  9
                             3.1.7     Absence of Changes ................ 10
                             3.1.8     Litigation ........................ 12
                             3.1.9     Compliance with Laws; Governmental
                                       Approvals and Consents; Governmental
                                       Contracts ......................... 12
                             3.1.10    Operation of the Business ......... 12
                             3.1.11    Assets ............................ 12
                             3.1.12    Contracts ......................... 13
                             3.1.13    Territorial Restrictions .......... 14
                             3.1.14    Policyholders ..................... 14
                             3.1.15    Absence of Certain Business
                                       Practices ......................... 15

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                                     TABLE OF CONTENTS
                                       (Continued)

                             3.1.16   Confidentiality .................... 15
                             3.1.17   Records ............................ 15
                             3.1.18   Brokers and Finders ................ 15
                             3.1.19   Receivables ........................ 15
                             3.1.20   Transactions with Affiliates ....... 16
                             3.1.21   Disclosure ......................... 16
              Section 3.2    Securities Act of 1933 ...................... 16
                             3.2.1    Investment Representations and
                                      Warranties ......................... 16
                             3.2.2    Legends ............................ 17
              Section 3.3    Representations and Warranties of Purchaser
                             and HCCH. ................................... 18
                             3.3.1    Corporate Status and Authorization . 18
                             3.3.2    No Conflicts, Etc .................. 18
                             3.3.3    Capital Stock ...................... 19
                             3.3.4    SEC Filings ........................ 19
                             3.3.5    Financial Statements ............... 20
                             3.3.6    Absence of Certain Changes ......... 20
                             3.3.7    No Undisclosed Liabilities ......... 21
                             3.3.8    Broker's Fees ...................... 21
                             3.3.9    Territorial Restrictions ........... 21
                             3.3.10   Disclosure ......................... 21

ARTICLE 4  COVENANTS ..................................................... 22

              Section 4.1.   Covenants of Seller ......................... 22
                             4.1.1  Conduct of Truckers Business Prior to
                                    Closing .............................. 22
                             4.1.2  No Solicitation ...................... 23
                             4.1.3  Access and Information ............... 23
                             4.1.4  Public Announcements ................. 23
                             4.1.5  Further Actions ...................... 24
                             4.1.6  Further Assurances ................... 24
                             4.1.7  Disclosure Memorandum ................ 25
                             4.1.8  Enforcement  of Rights  and
                                    Non-Competition Agreement ............ 25
                             4.1.9  Transition Team ...................... 27
              Section 4.2    Covenants of Purchaser ...................... 28
                             4.2.1  Public Announcements ................. 28
                             4.2.2  Further Actions ...................... 28
                             4.2.3  Further Assurances ................... 28
                             4.2.4  Rule 144 ............................. 29
                             4.2.5  Expenses of Transition Team .......... 29
                             4.2.6  Access and Information ............... 29
                             4.2.7  Material Adverse Changes ............. 30
                             4.2.8  Collection of Receivables for Seller . 30

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                                    TABLE OF CONTENTS
                                       (Continued)

              Section 5.1    Conditions to Obligations of Each Party ..... 30
                             5.1.1  No Injunction, Etc. .................. 30
              Section 5.2    Conditions to Obligations of Purchaser
                             and HCCH .................................... 30
                             5.2.1  Representations, Performance ......... 31
                             5.2.2  Consents ............................. 31
                             5.2.3  No Material Adverse Effect ........... 31
                             5.2.4  Collateral Agreements ................ 31
                             5.2.5  Corporate Proceedings ................ 32
                             5.2.6  Transfer Documents ................... 32
                             5.2.7  New Program Manager's Agreement ...... 32
                             5.2.8  Investment Letter .................... 32
              Section 5.3    Conditions to Obligations of Seller ......... 32
                             5.3.1  Representations, Performance ......... 33
                             5.3.2  Corporate Proceedings ................ 33
                             5.3.3  Consents and Approvals ............... 33
                             5.3.4  Collateral Agreements ................ 33
                             5.3.5  No Material Adverse Effect ........... 33

ARTICLE 6     TERMINATION ................................................ 34
              Section 6.1    Termination ................................. 34
              Section 6.2    Effect of Termination ....................... 34

ARTICLE 7     INDEMNIFICATION ............................................ 35
              Section 7.1    By Seller ................................... 35
              Section 7.2    By Purchaser and HCCH  ...................... 35
              Section 7.3    Adjustments to Indemnification Payments ..... 36
              Section 7.4    Indemnification Procedures .................. 36
              Section 7.5    Limits on Indemnification ................... 37

ARTICLE 8     DEFINITIONS AND CONSTRUCTION
              Section 8.1    Definition of Certain Terms ................. 37
              Section 8.2    Rules of Construction ....................... 43

ARTICLE 9     GENERAL PROVISIONS ......................................... 44
              Section 9.1    Survival of Representations and Warranties .. 44
              Section 9.2    Expenses .................................... 44
              Section 9.3    Severability ................................ 45
              Section 9.4    Notices ..................................... 45
              Section 9.5    Headings .................................... 46
              Section 9.6    Entire Agreement ............................ 46
              Section 9.7    Counterparts ................................ 46
              Section 9.8    Governing Law, Etc .......................... 46

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                              TABLE OF CONTENTS
                                 (Continued)



    Section 9.9    Binding Effect.....................................    46
    Section 9.10   Assignment.........................................    46
    Section 9.11   No Third Party Beneficiaries.......................    46
    Section 9.12   Amendment; Waivers, Etc. ..........................    47
    Section 9.13   Form of Payments by Seller.........................    47

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                            AGREEMENT OF PURCHASE AND SALE

    This AGREEMENT OF PURCHASE AND SALE (this "Agreement") dated as of January 23, 1997, and effective as of the Effective Date as defined herein, is being entered by and between TRM INTERNATIONAL, INC., a New Jersey corporation ("TRM"); and UNICOVER MANAGERS, INC., a New Jersey corporation ("Unicover") (TRM and Unicover sometimes referred to collectively herein as "Seller"), on the one hand; and NORTH AMERICAN SPECIAL RISK ASSOCIATES, an Illinois corporation ("Purchaser"); and HCC INSURANCE HOLDINGS, INC., a Delaware corporation ("HCCH"), on the other hand, with reference to the following RECITALS:

                                       RECITALS


    A. Seller is engaged in the business of the marketing and sale of occupational accident and related employers liability insurance Policies to owner/operators of long-haul trucking companies (the "Truckers Business" as defined herein).

    B. Purchaser is a wholly-owned Subsidiary of HCCH, and subject only to the limitations and exclusions contained in this Agreement, and upon the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Truckers Business and certain of the assets of Seller used therein or related thereto.

    NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                      ARTICLE 1


                                  PURCHASE AND SALE


    Section 1.1 Agreement to Sell. At the Closing hereunder (as defined in
Section 2.1 hereof), and except as otherwise specifically provided in this
Section 1.1, Seller agrees to grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the properties, assets and rights of Seller described in Section 1. 1. 1 (other than the Excluded Assets) relating to or used or held for use in connection with the Truckers Business as the same may exist on the Closing Date (collectively, the "Assets").

         1.1.1 Non-Exclusive Asset Categories. As used in this Agreement, the term "Assets" shall include, without limitation, all those items in the following categories that conform to the definition of the term "Assets" to the extent such items are used or held for use by Seller in connection with the Truckers Business:

              (a) transfer all amounts held in any Fiduciary Account, including, without limitation, (i) Billed Premium collected under the Policies prior to the Effective Date, net of any compensation due Seller and payments made to RNRS; and (ii) Billed Premium, including any compensation payable to Seller in connection with Billed Premium on and after the Effective Date, net of payments made to RNRS;

              (b) all of the interest of Seller in the American Association of Independent Contractors, Inc., an Indiana non-profit corporation ("AAIC");

              (c) all accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by the Seller relating to the Truckers Business for any periods on and after the Effective Date;

              (d) all of the binding authority and rights of the Seller related to the Truckers Business under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, the Program Manager's Agreement, insurance policy Expirations as described in the Program Manager's Agreement, agreements with Producers, to the extent the same may be assignable by Seller, and any right to receive payment of any compensation on and after the Effective Date for Policies sold or services rendered under the Program Manager's Agreement on Billed Premium relating to any periods on and after the Effective Date and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

              (e) all rights under a non-exclusive license to the use of Seller's proprietary software system related to the Truckers Business as set forth in the Software License Agreement, to the extent that the use of such software by Purchaser does not violate the terms of any license or other agreement with any other Person relating to such software system;

              (f) all books, records, manuals and other materials (in any form or medium) relating to the Truckers Business, including, without limitation, all records and materials maintained at the headquarters of Seller, advertising matter, correspondence, mailing lists, Expirations, lists of Policyholders, distribution lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, accounting records, Policy files and litigation files;

              (g) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by

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         the Seller with respect to Billed Premium due or collected in connection with the Truckers Business for any period on or after the Effective Date, whether arising by way of counterclaim or otherwise; and


              (h) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Asset.

         1.1.2 Transfer of Assets Free of Liens. Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to Purchaser free and clear of all Liens excepting only Assumed Liabilities, and Permitted Liens listed on Schedule 3.1.11.

         1.1.3 Excluded Assets. Seller shall retain and not transfer, and Purchaser shall not purchase or acquire, any assets not identified in
    Section 1.1.1 (collectively, the "Excluded Assets").

    Section 1.2 Agreement to Purchase. At the Closing, Purchaser shall purchase or otherwise obtain possession of the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as defined in Section 1.3 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in Section 1.4 of this Agreement and Permitted Liens. Except as specifically provided in Section 1.4 hereof for Permitted Liens, Purchaser shall not assume or be responsible for any liabilities or obligations of the Truckers Business or of Seller.

    Section 1.3 The Purchase Price.

         1.3.1 Purchase Price. The purchase price (the "Purchase Price") shall be an amount equal to:

              (a) 266,667 shares (collectively, the "HCCH Shares") of the Common Stock, par value $1.00 per share (the "HCCH Common Stock"), of HCCH; plus

              (b)  $6,550,000 cash.

         On or before the Closing Date, and prior to Closing, HCCH shall transfer the Purchase Price to Purchaser as a contribution to the capital of Purchaser in compliance with Treasury Reg. Sec. 1.1502-13(f)(6)(ii).

              1.3.2 Payment of Purchase Price. On the Closing Date Purchaser shall (i) deliver to Seller, on account of the Purchase Price, a certificate or certificates representing the HCCH Shares and registered in the names of Seller and/or the Principals in such proportions as Seller shall designate in writing to Purchaser, and

         (ii) pay to Seller, on account of the Purchase Price, the amount of $6,550,000, in cash, by wire transfer of immediately available funds to such account or accounts or such Persons as Seller shall designate in writing to Purchaser. If, prior to Closing, HCCH recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies, or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or a combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares (but not cash), the number of shares of HCCH Common Stock that constitutes the HCCH Shares to be issued pursuant to the provisions of this Agreement will be adjusted in proportion to such change.

    Section 1.4 Assumption of Liabilities

         1.4.1 Assumed Liabilities. At the Closing, and subject to the terms and conditions set forth herein, and effective as of the Effective Date, Purchaser shall and does hereby assume and agree to pay, honor and discharge when due any and all liabilities, obligations and commitments of Seller relating exclusively to the Truckers Business and/or the Assets, including, without limitation, compensation payable to Seller and any obligations of Seller to Producers under the Program Manager's Agreement, existing or arising out of Billed Premium collected under the Policies for any periods prior to the Effective Date (collectively, the "Assumed Liabilities") in accordance with the terms and provisions of the assumption agreement ("Assumption Agreement") in substantially the form of Exhibit A attached hereto and hereby made a part hereof.

         1.4.2 Excluded Liabilities. Notwithstanding the foregoing or any other provision hereof or any schedule or exhibit hereto, and regardless of any disclosure to Purchaser, Purchaser shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of any other business or operations of the Seller, or the ownership of any Excluded Assets by the Seller other than the Assumed Liabilities (the "Excluded Liabilities").

    Section 1.5 Adjustments to Purchase Price. If, during the one-year period beginning on the Effective Date (the "Measurement Period"), (a) the Billed Premium for Policies issued in connection with the Truckers Business plus (b) the Billed Premium for New Business issued by any insurer in connection with the Truckers Business on and after the Effective Date, except that premium billed on an annual basis shall be allocated pro rata to the Measurement Period, (the amount of such calculation being the "Adjusted Gross Premium") is less than Sixteen Million Dollars ($16,000,000.00) (the "Minimum Premium"), Seller will refund to Purchaser an amount equal to the ratio of fifty percent (50.0%) of the difference between Eighteen Million One Hundred Twenty-Five Thousand Dollars ($18,125,000.00) (the "Target Premium") and the Adjusted Gross Premium, over the Target Premium, times Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000.00) payable in cash.

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    Section 1.6 Allocation of Earned Commission. Notwithstanding the
Effective Date, the parties agree that all commission income earned with respect to Billed Premium in connection with the Truckers Business for the month of December 1996 (the "December Commission Income") shall be payable 50% to Seller and 50% to Purchaser. In addition, all commission earned with respect to Billed Premium in connection with the Truckers Business for the month of January 1997 (the "January Commission Income") shall be payable to Purchaser. The parties agree that, to the extent required by law, they will file tax returns consistent with the foregoing; provided, however, in the event that Seller is required for federal income tax purposes to report as ordinary income more than 50% of the December Commission Income and/or any portion of the January Commission Income, then the amount of December Commission Income and/or January Commission Income payable to Seller shall be increased, and the amount of December Commission Income and/or January Commission Income payable to Purchaser shall be decreased, by an amount equal to the difference between (a) the amount of the December Commission Income and/or January Commission Income required to be reported as income by Seller for federal income tax purposes in excess of the amount of the December Commission Income and/or January Commission Income actually paid to Seller (the "Excess Income Amount") multiplied by the highest combined federal, state and local income tax rates for individuals on ordinary income and (b) the Excess Income Amount multiplied by the highest combined federal, state and local income tax rates for individuals on long-term capital gains.

                                      ARTICLE 2


                 CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS
                                AND FURTHER ASSURANCES


    Section 2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on January 24, 1997, at the offices of Winstead Sechrest & Minick P.C., 910 Travis Street, Suite 1700, Houston, Texas 77002-5895, or at such other time or place or on such other date, in each case as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."

    Section 2.2 Items to be Delivered at Closing. At the Closing, and subject to the terms and conditions herein contained:

         2.2.1 Seller Documents. Seller shall deliver to Purchaser the following:

              (i) such assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be reasonably necessary and appropriate to transfer and assign to Purchaser all of Seller's right, title and interest in and to the Truckers Business and the Assets, including without limitation, all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

              (ii) the Software License Agreement executed by an officer of the Seller, in substantially the form of Exhibit B attached hereto and hereby made a part hereof;

              (iii) all of the corporate records, minute books, corporate seal, membership lists, and files of AAIC, and resignations of all of the officers, directors, attorney-in-fact, and agent for service of process of AAIC, and an assignment of all of Seller's interest, if any, in AAIC;

              (iv) Investment Letters, executed by a duly authorized officer of each Holder of the HCCH Shares, in substantially the form of Exhibit C attached hereto and hereby made a part hereof, and

              (v) the Noncompetition Agreements, executed by each of the Principals, in substantially the form of Exhibit D attached hereto and hereby made a part hereof;

    and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Truckers Business and the Assets.

         2.2.2 Payment of Purchase Price. Purchaser shall deliver to Seller the HCCH Shares and cash representing the Purchase Price in accordance with Section 1.3.2 hereof and the Assumption
    Agreement, executed by an officer of Purchaser.

         2.2.3 Other Documents. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article 5 hereof.

    Section 2.3 Consent of Third Parties. The Closing and the consummation of the transactions contemplated by this Agreement are subject to the consent of RNRS to the assignment by Seller to Purchaser of its rights, duties and obligations under the Program Manager's Agreement, and the execution of a New Program Manager's Agreement on terms satisfactory to Purchaser by the Purchaser and RNRS, as set forth in correspondence between HCCH and RNRS dated October 21, 1996 through November 19, 1996, copies of which are attached hereto as Exhibit D and hereby made a part hereof In the event the approval or consent of RNRS to the assignment of Seller's rights, duties and obligations under the Program Manager's Agreement to Purchaser has not been obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain such approval or consent after the Closing Date until such time as such approval or consent has been obtained, and Seller will cooperate with

Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under the Program Manager's Agreement with respect to Billed Premium due and collected on and after the Effective Date, provided that Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such approval or consent had been obtained.

    Section 2.4 Further Assurances. Seller will, from time to time after the Closing, at Purchaser's request, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest in Purchaser, or to put Purchaser in possession of, the Truckers Business and/or any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

    Section 2.5 Non-Assignable Contracts. To the extent that any Contracts necessary for the transaction of the Truckers Business by Purchaser are non-assignable or not transferable to Purchaser, or non-assignable or non-transferable without the consent of a third party, or shall be subject to an option held by any other Person arising out of or maturing or originating by reason of a request by Seller to transfer or assign such Contract or by reason of the transactions contemplated in this Agreement, this Agreement shall not constitute a contract to assign or transfer such Contract if any attempt to transfer or assign such Contract would (i) constitute a breach of the provisions thereof; or (ii) create rights in any other Person not acceptable to Purchaser. If Seller shall have failed to procure the consent of any Person to such assignment or transfer or waiver of such option prior to the Closing Date, Seller shall use its commercially reasonable efforts to make the use and benefits of the Truckers Business and the Assets available to the Purchaser to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer of any such Contract did not exist.

                                      ARTICLE 3


                            REPRESENTATIONS AND WARRANTIES


    Section 3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date of this Agreement, except as set forth in the Disclosure Memorandum delivered to Purchaser as provided in
Section 4.1.8 hereof, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder, as follows:

         3.1.1 Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party, to perform fully their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by Seller of each of the Collateral Agreements to which it is a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement to Purchaser and HCCH and on the Closing Date Seller will have duly executed and delivered to Purchaser and HCCH, each of the Collateral Agreements to which it or any of the Principals is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which it is a party will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.1.2     Corporate Status

              (a) TRM and Unicover are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, with full corporate power and authority to carry on their respective business (including, without limitation, the Truckers Business) and to own or lease and to operate their respective properties as and in the places where such business is conducted and such properties owned, leased or operated. TRM and Unicover have made elections to be treated as "S" corporations for federal income tax purposes.

              (b) TRM and Unicover are each duly qualified or licensed to do business in the jurisdictions set forth in Schedule 3.1.2(b), respectively, and are in good standing in each of the jurisdictions specified opposite their names in Schedule 3.1.2(b), which are the only jurisdictions in which the operation of the Truckers Business or the character of the properties owned, leased or operated by them in connection with the Truckers Business makes such qualification or licensing necessary.

              (c) TRM and Unicover have delivered to Purchaser complete and correct copies of each of their and AAIC's respective articles of incorporation and by-laws or other organizational documents, in each case, as amended and in effect on the date hereof. Neither TRM, Unicover nor AAIC are in violation in any material respect of any of the provisions of its respective articles of incorporation or by-laws or other organizational documents.

              (d) As of the date of this Agreement, there are no shares of common capital stock or membership interests of AAIC authorized or issued and outstanding.

         3.1.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements to which it may be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to Seller or any Affiliate thereof or any of the properties or assets of Seller (including but not limited to the Assets), (ii) the articles of incorporation or by-laws or other organizational documents of Seller or AAIC or (iii) except as set forth in
    Schedule 3.1.3, any Contract or other contract, agreement or other instrument to which Seller or AAIC is a party or by which Seller, AAIC or any of their properties or assets, including but not limited to the Assets, may be bound or affected, except, in each case, the conflict, violation or breach of which could not reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets. Except as specified in
    Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except any Consent to which the failure to obtain could not reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets.

        3.1.4 Financial Statements. Seller has delivered to Purchaser certain unaudited financial information and data prepared by Seller and setting forth Billed Premium and revenues received by Sellers for the Truckers Business (the "Financial Statements") as of August 31, 1996 (the
    "Financial Statement Date"). The Financial Statements present fairly in all material respects, the Billed Premium and gross premium revenues of Seller in connection with the Truckers Business for the periods indicated thereon.

        3.1.5 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Truckers Business, except (a) as set forth in Schedule 3.1.5, (b) as and to the extent disclosed or reserved against in the Financial Statements (including the notes thereto),
    (c) unknown contingent liabilities and (d) for liabilities and obligations that (i) were incurred after the Financial Statement Date in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Truckers Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect on the Truckers Business or the Assets.

        3.1.6     Taxes

              (a) Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Truckers Business with respect to Covered Taxes required to be filed on or before the

    Closing Date ("Covered Returns"). Except for Covered Taxes set forth on
    Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, the following Covered Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Covered Taxes shown to be due on the Covered Returns, (ii) all deficiencies and assessments of Covered Taxes of which notice has (or by the Closing Date will have) been received by Seller that are or may become payable by Purchaser or chargeable as a lien upon the Truckers Business, and (iii) all other Covered Taxes due and payable on or before the Closing Date for which neither filing of Covered Returns nor notice of deficiency or assessment is required, of which Seller or any Shareholder is or reasonably should be (or by the Closing Date will be or reasonably should be) aware that are or may become payable by Purchaser or chargeable as a lien upon the Truckers Business.

        (b) Purchaser will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Truckers Business to Purchaser.

         3.1.7 Absence of Changes. Except as set forth on Schedule 3.1.7, since the Financial Statement Date, Seller has conducted the Truckers Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Truckers Business or the Assets:

         (a) suffered any event which could reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets;

         (b) incurred any known obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services or otherwise in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets;

         (c) mortgaged, pledged or subjected to any Lien, any property, business or assets, tangible or intangible, held in connection with the Truckers Business;

         (d) sold, transferred, leased to others or otherwise disposed of any of the Assets, or, except in the ordinary course of business and consistent with prior practice, cancelled or compromised any debt or claim, or waived or released any right of substantial value relating to the Truckers Business or the Assets;

         (e) made, entered into or assumed, or suffered any amendment or termination of, any agreement, contract, commitment, lease or plan to which it is a party or by which it is bound and relating to the Truckers Business or the Assets, or received any notice of termination of any contract, lease or other agreement necessary for the operation of the Truckers Business or the Assets or suffered any damage, destruction or loss (whether or not covered by insurance) relating to the Truckers Business or Assets, except in any case or in the aggregate which could not reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets;


         (f) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Producer or agent of Seller relating to the Truckers Business, or made any other changes to its personnel practices, except in the ordinary course of business and consistent with past practice;

         (g) made any material change in its selling, marketing or advertising practices which could reasonably be expected to have a Material Adverse Effect upon the Truckers Business or the Assets;

         (h) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Truckers Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $10,000;

         (i) entered into any transaction, contract or commitment other than in the ordinary course of business consistent with prior practice, or paid or agreed to pay any brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

         (j) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

        3.1.8 Litigation. Except as set forth on Schedule 3.1.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Seller in connection with the Assets or the Truckers Business or against or relating to the transactions contemplated by this Agreement, which constitutes or may constitute an Assumed Liability.

        3.1.9 Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts

         (a) Except as disclosed on Schedule 3.1.9(a), Seller has complied in all material respects with all, and is not in material violation of any, Applicable Laws applicable to the Truckers Business or the Assets, and Seller has not received any notice alleging any such conflict, violation, breach or default, except in either case where such failure to comply, conflict, violation, breach or default could not reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets.

         (b) Schedule 3.1.9(b) sets forth all Governmental Approvals and other Consents issued to Seller in connection with the conduct of the Truckers Business or the ownership and use of the Assets, including, without limitation, all licenses, permits or similar authorizations for the marketing and sale of the Policies by Seller.

         (c) To the best of Seller's knowledge, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Truckers Business or the Assets and which could reasonably be expected to have a Material Adverse Effect on the Truckers Business or the Assets, either before or after the Closing Date.

         3.1.10 Operation of the Business. Except as set forth in Schedule 3.1.10, (a) Seller has not conducted the Truckers Business through any divisions or any direct or indirect Subsidiary or Affiliate of Seller other than AAIC and (b) no part of the Truckers Business is operated by Seller through any entity other than Seller or AAIC.

         3.1.11 Assets. Except as disclosed in Schedule 3.1.11, Seller has good title to all the Assets, free and clear of any and all Liens other than Permitted Liens. The Assets comprise all assets required for the continued conduct of the Truckers Business by Purchaser as now being conducted by Seller. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Truckers Business during the past twelve months to the extent such assets are still in existence on the Closing Date, and except cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business consistent with prior practice, and the Excluded Assets. Except for the Excluded Assets, there are no assets or properties used in the operation of the Truckers Business and owned by any Person other than Seller that will not be leased or licensed to Purchaser under valid, current leases or license arrangements. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         3.1.12    Contracts

        (a) Schedule 3.1.12(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below which are related to or employed by Seller in connection with the Truckers Business to which Seller is a party or by which it is bound in connection with the Truckers Business or the Assets (the "Contracts"):

              (i) agreements, contracts, commitments, and other instruments and arrangements pursuant to which Seller serves as agent, manager, broker or third-party administrator in connection with the Truckers Business or any Prohibited Products;

              (ii) agreements, contracts, commitments, and other instruments and arrangements relating to the solicitation of new or additional business for or on behalf of Seller;

              (iii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, shareholders, sales representatives, distributors, dealers, Producers, agents, independent contractors or consultants of Seller or any other Person and which require, in all cases, any payments of profits on Policies transferred to Purchaser as part of the Truckers Business;

              (iv) any other contracts, agreements or commitments that are material to the Truckers Business.

         (b) Seller has delivered to Purchaser complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, which are set forth or required to be set forth in Schedule 3.1.12(a).

         (c) To the best of Seller's knowledge, all such Contracts are in full force and effect and enforceable against each party thereto. To the best of Seller's knowledge, there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or event of default thereunder on the part of Seller or, to the best knowledge of Seller, any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate,
    (i) has not had or resulted in, and could not reasonably be expected to have or result in, a Material Adverse Effect on the Truckers Business or the Assets and (ii) has not and will not materially impair the ability of Seller to perform its respective obligations under this Agreement and under the Collateral Agreements to which it is a party. Except as set forth in
    Schedule 3.1.12(c), no Consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

         (d) Seller has not granted any power of attorney relating to the Truckers Business, which is currently in effect.

         3.1.13 Territorial Restrictions. Seller is not restricted by any written agreement or understanding with any other Person from carrying on the Truckers Business anywhere in the United States of America, and Purchaser shall not, solely as a result of its purchase of the Truckers Business from Seller pursuant hereto and the assumption of the Assumed Liabilities, become restricted in carrying on the Truckers Business anywhere in the United States of America by reason of any. restrictions imposed upon Seller under any such agreement or understanding.

         3.1.14 Policyholders. Schedule 3.1.14 sets forth (a) the names and addresses of all owners, participants and/or holders of the Policies constituting the Truckers Business ("Policyholders") of Seller that purchased Policies through Seller or Producers of Seller which were in force and effect upon the Effective Date; (b) the amount of Billed Premium under such Policies during the one year period ending on the Effective Date of this Agreement; and (c) a list of the names and addresses of all Producers of such Policies. Seller has not received any notice or has any reason to believe that any Policyholder of Seller has lapsed or intends to permit its Policy to lapse or to non-renew any Policy. To the best knowledge of Seller, no Policyholder of Seller described in clause (a) of the first sentence of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

         3.1.15 Absence of Certain Business Practices. Seller has not, nor, to the best knowledge of Seller, has any officer, employee or agent of Seller, or, to the best knowledge of Seller, any other Person acting on behalf of Seller or any officer, employee or agent of Seller, directly or indirectly, within the past five year& given or agreed to give any gift, rebate, allowance or similar benefit to any Policyholder, Producer, governmental employee or other Person who is or may be in a position to help or hinder the Truckers Business (or assist Seller in connection with any actual or proposed transaction relating to the Truckers Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, could reasonably be expected to have had a Material Adverse Effect on the Truckers Business or the Assets, (iii) which if not continued in the future, might have a Material Adverse Effect on the Truckers Business or the Assets or subject Purchaser or HCCH to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed hind or concealed bank account.

         3.1.16 Confidentiality. Except as set forth on Schedule 3.1.16, Seller has taken all commercially reasonable steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to the Truckers Business.

         3.1.17 Records. The books and records of Seller insofar as they relate to or affect the Truckers Business and the Assets are substantially complete and correct in all material respects.

         3.1.18 Brokers and Finders. All negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Purchaser, or any of the Subsidiaries or Affiliates of Purchaser by any Person for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

         3.1.19 Receivables. All of Seller's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Truckers Business and which are reflected on the Financial Statements, and all such receivables which will have arisen since the Financial Statement Date, are valid and genuine and have arisen solely from bona fide transactions in the ordinary course of business consistent with past practices. To the best knowledge of Seller, all such receivables are collectible, and none of such receivables is subject to valid defenses, set-offs or counterclaims except as reserved for in the Financial Statements. Schedule 3.1.19 hereto accurately lists as of December 31, 1996, all receivables arising out of or relating to the Truckers Business, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of Seller for the repayment of such receivable which such Seller purports to have. Seller has delivered to Purchaser complete and correct copies of all instruments, documents and agreements evidencing such receivables.


         3.1.20 Transactions with Affiliates. No shareholder, director, officer or employee of Seller, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or Was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller or AAIC material to the Truckers Business.

         3.1.21 Disclosure. No representation or warranty by Seller contained in this Agreement or any statement or certificate furnished or to be furnished by, or on behalf of Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

    Section 3.2 Securities Act of 1933

         3.2.1 Investment Representations and Warranties. Seller represents and warrants, on behalf of itself and each of the Principals to whom it shall designate that any HCCH Shares should be distributed under this Agreement (collectively, "Holder(s)") to Purchaser and HCCH that:

              (a) Each Holder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

              (b) The HCCH Shares to be received upon consummation of the transactions contemplated hereby will be acquired for investment for an indefinite period for each Holder's own account and not with a view to the sale or distribution of any part thereof, and that Holders have no present intention of selling or otherwise distributing the same. Holders do not have any contract, undertaking, agreement or arrangement with any Person to sell or transfer to such Person any of the HCCH Shares.

              (c) Each Holder understands that the HCCH Shares are not and may never be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities is exempt from the registration provisions thereof, and that the reliance by Purchaser and HCCH on such exemption is predicated on Seller's representations set forth herein.

              (d) Seller agrees, and shall cause each of the Principals who are designated Holder to agree, that in no event will any Holder make a disposition of any of the HCCH Shares, unless the HCCH Shares shall have been registered under the Securities Act, unless and until
         (i) Holder shall have notified HCCH of the proposed disposition, and
         (ii) Holder shall have furnished HCCH with an opinion of counsel reasonably satisfactory to HCCH or a "no action" or interpretive letter from the Securities and Exchange Commission to the effect that such registration is not required under the circumstances of such sale or transfer.

              (e) Each Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Holder's investment, has the ability to bear the economic risks of Holder's investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions which have been asked by Holders answered by or on behalf of HCCH.

              (f) Each Holder understands that if a registration statement covering the HCCH Shares under the Securities Act is not in effect when such Holder desires to sell any of the HCCH Shares, Holder may be required to hold such HCCH Shares for an indeterminate period. Seller also acknowledges, and shall cause each Holder to acknowledge, that Holder understands that any sale of the HCCH Shares which might be made by Holder in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that Rule. Each Holder has consulted with Seller's or Holder's own counsel regarding the terms of Rule 144 and the restrictions on sales of the HCCH Shares imposed thereby, and is willing to accept the HCCH Shares pursuant to this Agreement subject to the limitations of Rule 144.

         3.2.2 Legends. All certificates representing the HCCH Shares shall bear substantially the following legend:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

         1933, AS AMENDED, AND HAVE BEEN ACQUIRED BY THE
         HOLDER FOR INVESTMENT PURPOSES. SAID SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS (A) THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR
         (B) THE TRANSFER AGENT (OR THE COMPANY IF THEN ACTING AS ITS TRANSFER AGENT) IS PRESENTED WITH EITHER A WRITTEN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE COMPANY OR A 'NO-ACTION' OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER."

    Section 3.3 Representations and Warranties of Purchaser and HCCH. Purchaser and HCCH represent and warrant to Seller that:

         3.3.1 Corporate Status and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified and licensed and in good standing in each of the jurisdictions in which such qualification or licensing may be necessary for the transaction of the Truckers Business by Purchaser after the Closing Date. HCCH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and HCCH of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date, the execution and delivery by the Purchaser and HCCH of each of the Collateral Agreements to which they are a party will have been, duly authorized by all requisite corporate action. Purchaser and HCCH have duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Collateral Agreements to which they are a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which they are a party will be, valid and legally binding obligations of Purchaser and HCCH, enforceable against Purchaser and HCCH in accordance with their respective terms.

         3.3.2 No Conflicts, Etc. The execution, delivery and performance by Purchaser and HCCH of this Agreement and each of the Collateral Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the respective articles of incorporation or by-laws or other organizational documents of Purchaser or HCCH, (ii) any Applicable Law applicable to Purchaser or HCCH, or any of their respective Affiliates or any of their properties or assets or (iii) any contract, agreement or other instrument applicable to the Purchaser or HCCH, or any of their Affiliates or any of their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of the Purchaser or HCCH to perform its respective obligations under this Agreement or under any of the Collateral Agreements to which they are a party or to consummate the transactions contemplated hereby or thereby. Except as specified in
    Schedule 3.3.2, no Governmental Approval or other Consent is required to be obtained or made by Purchaser or HCCH in connection with the execution and delivery of this Agreement or the Collateral Agreements to which they are a party or the consummation of the transactions contemplated hereby and thereby.

         3.3.3 Capital Stock. The authorized capital stock of HCCH consists of 100,000,000 shares of Common Stock, par value $1.00 per share, of which 35,815,457 shares were issued and outstanding as of November 30, 1996. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3.3 or as provided in this Agreement,
    (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of HCCH is authorized or outstanding, (ii) there is not any commitment of HCCH to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of HCCH, and (iii) HCCH has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. No person or entity is entitled to any preemptive or similar right with respect to the issuance of any capital stock of HCCH.

         3.3.4     SEC Filings

         (a) HCCH has since October 28, 1992 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act.

         (b) HCCH has delivered, and will promptly deliver in the case of any of the following filed with the SEC on or after the date hereof and prior to the Effective Date, to Seller:

              (i) its annual reports on Form. 10-K for its fiscal years ended December 31, 1995 and 1994;

              (ii) its quarterly report on Form 10-Q for its fiscal quarters ending March 31, June 30, and September 30, 1996;

              (iii) any current reports on Form 8-K since January 1, 1996 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of HCCH held since January 1, 1996; and

              (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1995. None of HCCH's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) No registration statement filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         3.3.5 Financial Statements. The audited consolidated financial statements of HCCH included in its annual reports on Form 10-K and the unaudited financial statements of HCCH included in its quarterly reports on Form 10-Q referred to in Section 3.3.4 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of HCCH and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). For purposes of this Agreement, "HCCH Balance Sheet" means the consolidated balance sheet of HCCH as of September 30, 1996, and the notes thereto, contained in HCCH's quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "HCCH Balance Sheet Date" means September 30, 1996.

         3.3.6 Absence of Certain Changes. Since the HCCH Balance Sheet Date, HCCH and each of its Subsidiaries have in all material respects conducted their business in the ordinary course and, other than the acquisition of Purchaser by HCCH on November 27, 1996, there has not been:

              (a) any change with respect to HCCH or any event, occurrence or development of a state of circumstances or facts known to HCCH, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on HCCH;

              (b) any amendment of any material term of any outstanding securities of HCCH;

              (c) the entering into of any agreement by HCCH or any person on behalf of HCCH to take any of the foregoing actions.

         3.3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.3.7, there are no liabilities of HCCH or any of its Subsidiaries of any kind whatsoever that are, individually or in the aggregate, material to HCCH and its Subsidiaries, taken as a whole, other than:

              (a) liabilities disclosed or provided for in the HCCH Balance Sheet (including the notes thereto);

              (b) liabilities incurred in the ordinary course of business consistent with past practice since the HCCH Balance Sheet Date (other than the acquisition of Purchaser by HCCH on November 27, 1996); and

              (c)  liabilities under this Agreement.

         3.3.8 Broker's Fees. Neither HCCH nor Purchaser, nor any Person acting on their behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions to any Person, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

         3.3.9 Territorial Restrictions. Purchaser is not restricted by any written agreement or understanding with any other Person from carrying on the Truckers Business anywhere in the United States of America, and Purchaser shall not, solely as a result of its purchase of the Truckers Business from Seller pursuant hereto and the assumption of the Assumed Liabilities, become restricted in carrying on the Truckers Business anywhere in the United States of America by reason of any restrictions imposed upon Purchaser under any such agreement or understanding.

         3.3.10 Disclosure. No representation or warranty by Purchaser or HCCH contained in this Agreement or any statement or certificate furnished or to be furnished by or on behalf of Purchaser or HCCH to Seller or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

                                   ARTICLE 4


                                   COVENANTS


    Section 4.1  Covenants of Seller


         4.1.1 Conduct of Truckers Business Prior to Closing. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Purchaser in writing, Seller will:

              (a) carry on the Truckers Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in commercially reasonable operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with agents, Producers, Policyholders and others having business dealings with it;

              (b) pay accounts payable and other obligations of Seller relating to the Truckers Business when they become due and payable in the ordinary course of business consistent with prior practice;

              (c) perform in all material respects all of its obligations under the Policies and all other Contracts, agreements and instruments relating to or affecting the Truckers Business or the Assets, and comply in all material respects with all Applicable Laws applicable to the Assets or the Truckers Business;

              (d) other than new Policies issued pursuant to the Program Manager's Agreement and amendments or endorsements to existing Policies in the ordinary course of business, not enter into or assume any material agreement, contract or instrument relating to the Truckers Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof,

              (e) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation, commissions or service fees) of any agent or Producer engaged in the solicitation, sale or operation of the Truckers Business, or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement applicable to any such agent or Producer; and

              (f) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.1.7.

         4.1.2 No Solicitation. From the date of this Agreement to the Closing Date, neither the Seller, any of its respective Affiliates nor any Person acting on their behalf and under their control shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the purchase or sale of any properties and assets constituting the Assets or (ii) furnish or cause to be furnished any non-public information concerning the Truckers Business to any Person (other than Purchaser and its agents and representatives), other than in the ordinary course of business or pursuant to Applicable Law and after prior written notice to Purchaser. Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business consistent with prior practice and in accordance with each and every term of this Agreement.

         4.1.3     Access and Information

              (a) From the date of this Agreement to the Closing Date, Seller will (and will cause each of their respective Affiliates and their Affiliates' respective accountants, counsel, consultants, employees and agents) to give Purchaser and its accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Truckers Business and the Assets, as Purchaser shall from time to time reasonably request. In addition, Seller will permit Purchaser and Purchaser's accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller during normal business hours as may be necessary or useful to Purchaser in its review of the properties, assets and business affairs of the Seller relating to the Truckers Business and the above-mentioned documents, records and information. Seller will endeavor to keep Purchaser generally informed as to the affairs of the Truckers Business.

              (b) Seller will retain all books and records relating to the Truckers Business in accordance with Seller's record retention policies as presently in effect.

         4.1.4 Public Announcements. Except as required by Applicable Law, Seller shall not, and shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser.

         4.1.5     Further Actions

              (a) Seller agrees to use all reasonable good faith efforts to take all actions and to do all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby on the expected Closing Date.

              (b) Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, the sale and transfer of the Truckers Business and the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby.

              (c) Seller shall, as promptly as practicable, use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by Seller in order to consummate the sale and transfer of the Truckers Business and the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby.

              (d) Seller shall, and shall cause each of its Affiliates to, coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by Section 4.2.2.

              (e) At all times prior to the Closing, Seller shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied in any material respect, promptly upon becoming aware of the same.


         4.1.6 Further Assurances. Following the Closing, Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements to which it is a party and to render effective the consummation of the transactions contemplated thereby.

         4.1.7     Disclosure Memorandum [Intentionally Omitted.]

         4.1.8     Enforcement of Rights and Non-Competition Agreement

              (a) Cooperation in Enforcement of Rights. On and after the Closing Date, to the extent required to allow Purchaser to avail itself of any rights acquired or liabilities assumed hereunder and to exercise all legal, equitable and contractual rights acquired or liabilities assumed by Purchaser and HCCH hereunder, Seller shall, and shall cause its Affiliates to, at the request of Purchaser, cooperate with Purchaser in taking timely legal action and exercising all legal, equitable and contractual rights that may be available to Seller with respect thereto.

              (b) Support of Marketing Efforts of Purchaser. On and after the Closing Date, Purchaser shall have the exclusive right to market the Truckers Business through the Producers. Seller shall take any and all other commercially reasonable steps and actions that may be requested by Purchaser to effect the appointment of all Producers as agents of Purchaser, and to notify promptly such Producers of the assignment of their contracts to Purchaser with respect to the Truckers Business.

              (c) Non-Competition. Seller acknowledges and agrees that the Purchase Price paid by Purchaser to Seller for the Truckers Business and the Assets has been calculated and based upon, among other things, the present and future value of the Truckers Business. and the ability of Purchaser to conserve the Truckers Business following the Closing Date through the use of the Producers currently marketing and servicing the Policies under the Program Manager's Agreement in the continued marketing and servicing of the Policies, and that Purchaser's conservation efforts, and the future value of the Truckers Business, will be enhanced substantially by reason of the continued relationship among the Producers, Purchaser and RNRS. Seller recognizes and agrees that the nature of the Truckers Business is a national business throughout the continental United States of America, and that Purchaser will, after the Closing Date, continue to market the Truckers Business throughout the continental United States through a variety of channels, including by means of its own employees, brokers, representatives, agents, Producers, and otherwise. Seller also recognizes Purchaser's interest in protecting the Truckers Business and the establishment and maintenance of good relationships with the Producers and RNRS, and that such interest gives rise to Purchaser's desire to restrain Seller and the Principals, and their respective successors and assigns, from competing with

         Purchaser in any Competitive Business for a reasonable period of time and within reasonable geographic limits after the Closing Date. Therefore, Seller agrees to enter into this covenant not to compete with Purchaser and shall cause each of the Principals to enter into the Noncompetition Agreements with Purchaser in consideration of the Purchaser's payment of the Purchase Price and the other agreements and covenants contained in this Agreement. ln consideration of the foregoing, Seller agrees that, during the ten
         (10) year period following the Effective Date, or for such shorter period during which Purchaser or its successors or assigns shall engage in the Truckers Business and except as may be specifically requested by Purchaser in writing or as otherwise required, permitted or contemplated under this Agreement, Seller will not, directly or indirectly, alone or with or through any other Person or entity, as a member of a partnership, limited liability company, or other business entity or as an investor in any security of any class (except for ownership of the HCCH Shares or as an investor in less than 5% of any outstanding equity securities of any corporation, partnership, limited liability company or other business entity), or as a consultant, advisor, agent, representative of any business entity, or through any officer, director, agent, employee, or Affiliate of the Seller, their successors or assigns, or by any contract, agreement, arrangement or understanding with any other Person or business entity, engage in a Competitive Business in any state, district or jurisdiction in the continental United States of America. Seller and Purchaser recognize and agree that Purchaser's enforcement of this covenant and the Noncompetition Agreements is necessary to prevent irreparable harm and damage to the Truckers Business acquired by Purchaser under this Agreement, and that the limitations as to time, geographical area and the scope of activity restrained hereby are reasonable and do not impose on Seller and the Principals any greater restraint than is necessary to protect the Truckers Business and Purchaser's relationships with the Producers and RNRS. If Seller or any of the Principals commits a breach, or threatens to commit a breach, of any of the provisions of this Section 4.1.8 or of the Noncompetition Agreements, Purchaser shall have the right and remedy, in addition to any other remedies available to it at law or in equity:

                   (i) to have the provisions of this Section 4.1.8 specifically enforced by any court having equity jurisdiction, including, without limitation, immediate injunctive relief, it being acknowledged and agreed by Seller that any such breach or threatened breach will cause irreparable injury or harm to Purchaser and that money damages will not provide an adequate remedy to Purchaser; and

                   (ii) to require Seller and the Principals to account for
              and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Seller or the Principals as the result of any transactions constituting a breach of any of the provisions of this Section 4.1.8, and Seller hereby agrees to account for and pay over such Benefits to Purchaser; and

                   (iii) to recover from Seller reasonable attorney's fees and expenses incurred by Purchaser in connection with any proceedings to enforce the provisions of this Section 4.1.8.

              (d)  Each of the rights and remedies enumerated in this Section
         4.1.8 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity. In the event that Purchaser prevails in any action or proceeding in any court of competent jurisdiction that, results in a finding that this covenant or any of the Noncompetition Agreements have been breached or violated by Seller or any of the Principals, then the parties agree that, in addition to any other damages awarded to Purchaser for such violation or breach, the Seller shall pay to Purchaser an amount equal to two and one-half (2 1/2) times the total amount of damages, costs and attorney's fees awarded Purchaser by the court in any such court proceedings, not to exceed the Purchase Price as adjusted pursuant to Section 1.5.

              (e) If any provision of this Section 4.1.8 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

         4.1.9 Transition Team. Seller hereby designates Sue Carson and Bernadette Leiggi (the "Designated Employees") to assist in the orderly transfer of the Truckers Business from Seller to Purchaser ("Transition Services") during a period not less than six (6) months nor longer than one year from the Closing Date (the "Transition Period"). During the Transition Period, Seller shall provide and bear the cost of office space and related office furniture and equipment, including, without limitation, computers, copy machines, facsimile machines, and other equipment customarily required in the operation of a managing general insurance agency, to support the Designated Employees in providing Transition Services to the Purchaser.


    Section 4.2 Covenants of Purchaser

         4.2.1 Public Announcements. Prior to the Closing, except as required by Applicable Law, Purchaser and HCCH shall not, and shall not permit their Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller.


         4.2.2     Further Actions

              (a) Purchaser and HCCH agree to use all commercially reasonable efforts in good faith to take all corporate and other actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date, including, without limitation, the issuance of the HCCH Shares to Purchaser by HCCH.

              (b) Purchaser and HCCH will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Purchaser or HCCH pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements to which they may be a party, the acquisition of the Assets pursuant to this Agreement, and the consummation of the other transactions contemplated hereby and thereby.

              (c) Purchaser and HCCH will coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 4.1.6.

              (d) At all times prior to the Closing, Purchaser and HCCH shall promptly notify Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.3 to be satisfied, promptly upon becoming aware of the same.

         4.2.3 Further Assurances. Following the Closing, Purchaser and HCCH shall, and shall cause its Subsidiaries and Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated hereby and thereby. On or before the Closing Date, HCCH will make application to the New York Stock Exchange and will use reasonable commercial efforts to have the HCCH Shares listed thereon.

         4.2.4 Rule 144. HCCH covenants and agrees that, for so long as it may be required to file reports under the Securities Act or the Exchange Act, as the case may be, it will undertake to file any reports that may be required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as Seller may reasonably request, from time to time, to the extent required to enable the Holders of the HCCH Shares to sell any of the HCCH Shares without registration under the Securities Act within the limitations or the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar or successor rule or regulation hereinafter adopted by the Securities and Exchange Commission. Upon the written request of Seller, HCCH will deliver to the Holders a written statement as to whether it has complied with such filing requirements.

         4.2.5 Expenses of Transition Team. During the Transition Period, Purchaser agrees to reimburse Seller for fifty percent (50.0%) of the base salaries of the Designated Employees, and all telephone, facsimile, stationery and travel expenses incurred by the Designated Employees in connection with the rendering of Transition Services to Purchaser. Purchaser may, in its sole discretion and by providing notice in writing to Seller in the manner provided in this Agreement, terminate the Transition Period at any time after six (6) months thereof following the Closing Date; and shall not, on and after the date specified in such notice, be responsible for reimbursement of any salaries or other expenses of the Designated Employees other than salaries and expenses incurred prior to the date specified in the notice, and the Transition Period shall terminate upon such date. Upon such termination by Purchaser, Seller shall be relieved of any further obligation to provide Transition Services to Purchaser, but may, in its sole discretion, continue to provide such Transition Services and make available the services of the Designated Employees, at the sole expense of Seller. If Purchaser elects to terminate the Transition Period at any time prior to one year following the Closing Date, it will furnish Seller with monthly production reports of New Business for the remainder of the Measurement Period.

         4.2.6 Access and Information. From the date of this Agreement and until the date of payment of any refund of any portion of the Purchase Price that may be required pursuant to the provisions of Section 1.5, Purchaser will (and will cause its Affiliates and their respective accountants, counsel, consultants, employees and agents) to give Seller and its accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Truckers Business and the Assets, including, without limitation, the Billed Premium for New Business during the Measurement Period, as Seller shall from time to time reasonably request in connection with Purchaser's calculation of the Adjusted Gross Premium pursuant to the provisions of Section 1.5. In addition, Purchaser will permit Seller and Seller's accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Purchaser during normal business hours as may be necessary or useful to Seller in its review of the calculation of the Adjusted Gross Premium by Purchaser.

         4.2.7 Material Adverse Changes. From the date of this Agreement to the Closing Date, Purchaser and HCCH shall provide Seller with all information which Purchaser and HCCH are required to disclose to the public that may have a Material Adverse Effect upon the business or financial condition of HCCH or Purchaser, such disclosure to be made no later than the time such information is first disclosed by HCCH and/or Purchaser to the public.

         4.2.8 Collection of Receivables for Seller. On and after the Closing Date, Purchaser shall use commercially reasonable efforts to collect all receivables, notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person relating to the Truckers Business for any period prior to the Effective Date, and promptly account for and pay over to Seller any such amounts collected by Purchaser and due Seller.


                                      ARTICLE 5

                                 CONDITIONS PRECEDENT

    Section 5.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         5.1.1 No Injunction, Etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

    Section 5.2 Conditions to Obligations of Purchaser and HCCH. The obligations of Purchaser and HCCH to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser and HCCH) on or prior to the Closing Date of the following additional conditions, which Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

         5.2.1 Representations, Performance. The representations and warranties of Seller contained in this Agreement and in the Collateral Agreements to which it is a party (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Collateral Agreements to which it is a party to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered or shall cause to be delivered to Purchaser a certificate, dated the Closing Date and signed by the duly authorized officers of Seller, to the foregoing effect.

         5.2.2 Consents. Seller shall have obtained and shall have delivered or caused to be delivered to Purchaser copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Seller is a party and the consummation of the transactions contemplated hereby or thereby and (ii) subject to Section 2.5.5, all Consents (including, without limitation, all Consents required under any Contract material to the transfer of the Assets or the operation of the Truckers Business) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby and by the Collateral Agreements.

         5.2.3 No Material Adverse Effect. Except as set forth in Schedule 3.1.8, no event, occurrence, fact, condition, change, development or effect shall have occurred, existed or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect on the Truckers Business or the Assets.

         5.2.4 Collateral Agreements. Purchaser shall have received each of the following agreements, in each case duly executed by the other parties thereto:

              (a)  the Software License Agreement;

              (b)  the Noncompetition Agreements.

         5.2.5 Corporate Proceedings. All corporate and other proceedings of Seller in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident hereto and thereto, shall be reasonably satisfactory in substance and form to Purchaser and HCCH and its counsel, and Purchaser and HCCH and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         5.2.6 Transfer Documents. Seller shall have delivered or shall have caused to be delivered to Purchaser and HCCH at the Closing all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Truckers Business and the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including, without limitation:

              (a) an assignment and general conveyance, in form and substance reasonably satisfactory to Purchaser and HCCH, dated the Closing Date, with respect to the Assets (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2.6); and

              (b) assignments of all Contracts and any other agreements and instruments constituting a part of the Truckers Business and Assets to be transferred to Purchaser hereunder, dated the Closing Date, assigning to Purchaser all of Seller's right, title and interest therein and thereto with respect to Billed Premium for any period on and after the Effective Date, with any required Consent endorsed thereon; and

              (c) an assignment of Leases, dated as of the Closing Date, with respect to each Lease of Seller utilized in connection with the Truckers Business, including office equipment leases, in form and substance reasonably satisfactory to Purchaser, together with any necessary transfer declarations or other filings.

         5.2.7 New Program Manager's Agreement. The Purchaser shall have entered into the New Program Manager's Agreement with RNRS substantially upon the terms set forth in Exhibit E.

         5.2.8 Investment Letter. Each Holder shall have delivered an investment letter to HCCH in substantially the form attached hereto as Exhibit C.

    Section 5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions, which HCCH and Purchaser agree to use reasonable good faith efforts to cause to be fulfilled.

         5.3.1 Representations, Performance. The representations and warranties of Purchaser and HCCH contained in this Agreement and the Collateral Agreements shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. Purchaser and HCCH shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Collateral Agreements to be performed or complied with by them prior to or on the Closing Date. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized officers of Purchaser and HCCH, to the foregoing effect.

         5.3.2 Corporate Proceedings. All corporate proceedings of Purchaser and HCCH in connection with this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident hereto and thereto, shall be reasonably satisfactory in substance and form to Seller, and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         5.3.3 Consents and Approvals. Seller shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.

         5.3.4 Collateral Agreements. Purchaser and HCCH shall have entered into each of the Collateral Agreements to which it is a party, and Seller shall have received the Assumption Agreement, duly executed by an officer of Purchaser.

         5.3.5 No Material Adverse Effect. Except as set forth on Schedule 3.3.7, no event, occurrence, fact, condition, change, development or effect shall have occurred, existed or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect on Purchaser or HCCH.

                                      ARTICLE 6

                                     TERMINATION


    Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a)  by the written agreement of Purchaser and Seller;

         (b) by either Seller or Purchaser by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Central Standard Time, on January 31, 1997, unless such date shall be extended by the mutual written consent of Seller and Purchaser;

         (c) by Purchaser by written notice to Seller if (i) the representations and warranties of Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it could not reasonably be expected that any of such conditions will be, fulfilled by 5:00 p.m. Central Standard Time, on January 31, 1997, unless such failure shall be due to the failure of Purchaser or HCCH to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

         (d) by Seller by written notice to Purchaser if (i) the representations and warranties of Purchaser or HCCH shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Section 5.1 or 5.3 shall not have been, or if it could not reasonably be expected that any of such conditions will be, fulfilled by 5:00 p.m. Central Standard Time on January 31, 1997, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.

    Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in
Section 9.2 and except for any liability resulting from such party's breach of this Agreement.

                                      ARTICLE 7

                                   INDEMNIFICATION

    Section 7.1 By Seller. Seller shall defend, indemnify and hold harmless HCCH and Purchaser, their respective officers, directors, employees, agents, advisers, representatives in such capacities and Affiliates (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including expenses paid to third parties and reasonable outside attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

              (i) any inaccuracy of any representation or warranty by Seller made or contained in this Agreement or in any Collateral Agreement to which it is a party or in connection herewith or therewith;

              (ii) any failure of Seller to perform in any material respect any covenant or agreement hereunder or under any Collateral Agreement to which it is a party or to fulfill any other obligation in respect hereof or of any Collateral Agreement to which it is a party;

             (iii) any Excluded Liabilities or Excluded Assets; and

              (iv) any and all Taxes of Seller and all Affiliates thereof not relating to or arising out of the Truckers Business.

Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount recoverable by Purchaser Indemnitees for all claims for indemnification under this Agreement under this Section 7.1 shall, in the aggregate, not exceed the Purchase Price.

    Section 7.2 By Purchaser and HCCH. Purchaser and HCCH shall defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against any and all Losses resulting from or arising out of:

              (i) any inaccuracy in any representation or warranty by Purchaser or HCCH made or contained in this Agreement or in any Collateral Agreement to which it is a party or in connection herewith or therewith; or

              (ii) any failure of Purchaser or HCCH to perform in any material respect any covenant or agreement hereunder or under any Collateral

         Agreement to which it is a party or fulfill any other obligation in respect hereof or thereof;

              (iii) the Assumed Liabilities;

              (iv) any Taxes relating to the Truckers Business for any period on and after the Effective Date; and

              (v) the operation of the Truckers Business by Purchaser or Purchaser's ownership, operation or use of the Assets following the Closing Date,

    except, in the case of clause (v), to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which Seller is required to indemnify Purchaser Indemnitees under Section 7.1.

    Section 7.3 Adjustments to Indemnification Payments. Any payment made by Seller to Purchaser Indemnities, on the one hand, or by Purchaser to the Seller Indemnities, on the other hand, pursuant to this Article 7 in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim and (ii) shall be (A) reduced by an amount equal to any Tax benefits attributable to such claim and (B) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Seller or by Purchaser or by any consolidated, combined or unitary group of which Purchaser or Seller is a member. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article 7; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.

    Section 7.4 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the

Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Parry shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of Purchaser to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Parry, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Parry shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 7 and the records of each shall be available to the other with respect to such defense.

    Section 7.5 Limits on Indemnification. Anything in this Agreement to the contrary notwithstanding, claims for indemnification of Losses hereunder shall not be made by any party unless the aggregate amount of such Losses exceeds Twenty-Five Thousand Dollars ($25,000.00) ("Threshold Amount"), and Seller shall have no obligation for any Losses in excess of the Purchase Price, as adjusted pursuant to Section 1.5. In the event the aggregate Losses for which any claim of indemnification is made exceed the Threshold Amount, the Indemnifying Party shall be liable for the full amount of such Losses, subject to the limitations set forth herein.

                                      ARTICLE 8

                             DEFINITIONS AND CONSTRUCTION

    Section 8.1 Definition of Certain Terms. Capitalized words and terms used in this Agreement, but not otherwise defined in this Article 8, shall have the meaning given them in the other Articles of this Agreement where such words or terms are first used and defined. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this
Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings assigned to them in this Section for all purposes of this Agreement, and include the plural as well as the singular.

         Adjusted Gross Premium: as defined in Section 1.5.

         Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         Agreement: this instrument as originally executed, including the Schedules hereto, or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof.

         Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority,
    (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         Assets:   as defined in Section 1.1.

         Assumed Liabilities: as defined in Section 1.4.1

         Assumption Agreement: as defined in Section 1.4.1, and in substantially the form of Exhibit A.

         Balance Sheet: the balance sheet contained in the Unaudited Financial Statements.

         Balance Sheet Date: as defined in Section 3.1.4.

         Billed Premium: premium billed in connection with the Policies or New Business.

         Closing:  as defined in Section 2.1.

         Closing Date: as defined in Section 2.1.

         Code: the Internal Revenue Code of 1986, as amended.

         Collateral Agreements:   the agreements and other documents and
    instruments described in Sections 5.2.4, 5.2.7, 5.2.8, & 5.3.4 the agreements in substantially the form set forth on the Exhibits attached to this Agreement.

         Competitive Business: Any business engaged as an agent or producer (other than as an agent for Purchaser), managing general agent or underwriter for primary insurers in the offering, sale, solicitation, marketing, development, issuance or promotion of (a) occupational accident insurance issued to provide medical and indemnity benefits for work-related injuries to sole proprietor truckers, independent owner/operators of trucking companies, and independent operators or non-employee drivers of trucks owned by other Persons ("Sole Proprietor Truckers"); (b) related workers compensation insurance issued to Sole Proprietor Truckers who are not, as of the Effective Date, required by law to obtain workers compensation insurance and (c) liability policies or certificates of insurance, other than workers compensation insurance, issued primarily to indemnify insureds against claims by Sole Proprietor Truckers for benefits under a workers compensation statute or similar law. Purchaser acknowledges and agrees that Seller, either directly or indirectly through Affiliates or the Principals, or by contract, agreement or arrangement, is currently engaged in, and will continue to engage in after the Closing Date, the offering, sale, solicitation, marketing, development, issuance and promotion of (i) workers compensation insurance programs and products to Persons and entities other than to Sole Proprietor Truckers who are not required by law to obtain workers compensation insurance, (ii) reinsurance relating to the types of insurance described in clauses (a), (b) and (c) of this definition, (iii) administration of claims made under insurance policies for the types of insurance described in clauses (a), (b) and
    (c) of this definition and (iv) insurance programs and products other than those described in clauses (a), (b) and (c) of this definition; and, notwithstanding anything to the contrary contained herein or in any other agreement, Purchaser acknowledges and agrees that none of the activities described in clauses (i), (ii), (iii) and (iv) shall be considered to be a Competitive Business.

         Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

         Contract: as defined in Section 3.1.12(a).

         Covered Returns: as defined in Section 3.1.6(a).

         Covered Taxes: all Taxes relating to or assessed by reason of the Truckers Business or the Assets.

         Designated Employees: those employees of Seller designated in
    Section 4.1.9.

         Disclosure Memorandum: as defined in Section 4.1.8.

         Dollars or $: lawful money of the United States.

         Effective Date: 12:01 a.m. on December 1, 1996.

         Exchange Act: the Securities Exchange Act of 1934, as amended.

         Excluded Assets: as defined in Section 1.1.3.

         Excluded Liabilities: as defined in Section 1.4.2.

         Expirations: all binding authority of Seller under the Program Manager's Agreement, including records and files of Seller for the solicitation and sale of Truckers Business written or bound through Seller under the Program Manager's Agreement.

         Fiduciary Account: any bank account or accounts maintained by Seller as trustee for RNRS for all premiums collected and received by Seller for Truckers Business written under the Program Manager's Agreement.

         Financial Statement Date: as defined in Section 3.1.4.

         Financial Statements: each of the financial statements required to be provided by Section 3.1.4.

         GAAP: generally accepted accounting principles as in effect in the United States.

         Government Approval: any Consent of, with or to any Governmental Authority.

         Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, insurance regulatory authority, insurance director, commissioner or superintendent, or any agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

         HCCH Balance Sheet: as defined in Section 3.3.5.

         HCCH Balance Sheet Date: as defined in Section 3.3.5.

         HCCH Common Stock: as defined in Section 1.3.1(a).

         HCCH Shares: as defined in Section 1.3.1(a).

         Holder: as defined in Section 3.2.1.

         Indemnified Party: as defined in Section 7.4.

         Indemnifying Party: as defined in Section 7.4.

         IRS: the Internal Revenue Service.

         Leases:   means all real property leases, subleases, licenses and
occupancy agreements pursuant to which Seller is the lessee, sublessee, licensee or occupant other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets, and all equipment leases, licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any copiers, office equipment, telephone systems, computers or data processing equipment or software relating to the Truckers Business.

         Lien:     any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

         Losses:   as defined in Section 7.1.

         Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of any Person.

         Minimum Premium: as defined in Section 1.5.

         New Business: Policies issued by RNRS or any other insurer written or renewed on or after the Effective Date for any Policyholder listed on Schedule
3.1.14 or by any Producer of Seller listed on Schedule 3.1.14.

         New Program Manager's Agreement: the program manager's agreement upon substantially the terms set forth on Exhibit E.

         Noncompetition Agreement:    the agreements not to compete in
substantially the form set forth on Exhibit D.

         Permitted Liens: (i) Liens reserved against in the Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, (iii) Liens listed on the Disclosure Memorandum, or (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the Assets or the Truckers Business or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

         Person:   any natural person, firm, partnership, association,
corporation, company, trust, business trust, Governmental Authority or other entity.

         Policy; Policies: all individual and group policies of insurance (including endorsements), including master policies, certificates of insurance; renewal certificates, or riders, and which constitute part of the Truckers Business.

         Policyholder(s): as defined in Section 3.1.14.

         Principals: Robert J. Wojtowicz, John Pallat, Joseph Munson and Joseph Wojtowicz.

         Producer: any licensed insurance agent, broker, solicitor, representative, or sub-agent of any person recruited by, assigned to or under contract with Seller, and identified on Schedule 3.1.14.

         Program Manager's Agreement: the agreement, restated August 1, 1996 from the original dated November 17, 1992, by and among Seller and RNRS (on behalf of Reliance Insurance Company and Reliance National Indemnity Company), together with all Exhibits and Schedules thereto, and as the same may be amended, modified or supplemented by the parties thereto from time to time.

         Prohibited Products: insurance policies or products constituting or relating to a Competitive Business.

         Purchaser Indemnitees: as defined in Section 7.1.

         Purchase Price: as defined in Section 1.3.1.

         RNRS: Reliance National Risk Specialists, a division of Reliance Insurance Company.

         Securities Act: the Securities Act of 1933, as amended.

         Seller: as defined in the first paragraph of this Agreement.

         Software License Agreement: the agreement substantially in the form of Exhibit B.

         Subsidiary; Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         Supporting Documents: as defined in Section 4.1.8.

         Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

         Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Transaction Expenses: as defined in Section 9.2.

         Transition Period: as defined in Section 4.1.9.

         Treasury Regulations: the regulations prescribed pursuant to the Code.

         Truckers Business: the classes of business, products, and Policies of insurance (including all endorsements), and lines and limits of insurance described on Exhibit A to the Program Manager's Agreement, as amended, modified or supplemented by the parties at any time prior to the Closing Date, and which would constitute a Competitive Business if engaged in by Seller or the Principals after the Closing Date.

    Section 8.2 Rules of Construction


         (a) "This Agreement" means this instrument as originally executed, including the Schedules hereto, or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof;

         (b) "includes" and "including" are not limiting, and, in each case, shall be construed as if followed by the words "without limitation," "but not limited to" or words of similar import;

         (c)  "may not" is prohibitive, and not permissive;

         (d)  "shall" is mandatory, and not permissive;

         (e) "or" is not exclusive [i.e., if a party "may do (a), (b) or (c)," then the party may do all of any one of' or any combination of' (a), (b) or
(c)] unless the context expressly provides otherwise;

         (f) all references in this instrument to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument as originally executed;

         (g) the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

         (h) all terms used herein which are defined in the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder have the meanings assigned to them therein unless otherwise defined herein; and

         (i) all accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP.


                                      ARTICLE 9

                                  GENERAL PROVISIONS

    Section 9.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

         (a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of two years following the Closing Date;

         (b) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.3.1 and 3.3.2 shall survive without limitation; and

         (c)  the representations and warranties of Seller contained in Section
    3.1.6 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

    Section 9.2 Expenses. Seller, on the one hand, and Purchaser and HCCH, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

    Section 9.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

    Section 9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram,


              (i)  if to Purchaser or HCCH, to:


                   HCC Insurance Holdings, Inc.
                   13403 Northwest Freeway
                   Houston, Texas 77040-6094
                   Attention: Stephen L. Way


                   with a copy to:

                   David D. Knoll, Esq.
                   Winstead Sechrest & Minick P.C.
                   910 Travis, Suite 1700
                   Houston, Texas 77002-5895


         (ii) if to Seller, to:


                   TRM International, Inc.
                   One Cragwood Road
                   South Plainfield, N.J. 07080-1007
                   Attention: Robert J. Wojtowicz


                   with a copy to:


                   Eric I Cohen, Esquire
                   Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                   New York, N.Y. 10104


or, in each case, at such other address as may be specified in writing to the other parties hereto.

    All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

    Section 9.5 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

    Section 9.6 Entire Agreement. This Agreement (including the Schedules hereto) and the Collateral Agreements to which all parties hereto are parties thereto (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    Section 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

    Section 9.8 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Illinois, without giving effect to the conflict of laws rules thereof Purchaser and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in the State of Illinois, City of Chicago and County of Cook, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Illinois State or Federal court. Purchaser and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
Section 9.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

    Section 9.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

    Section 9.10 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

    Section 9.11 No Third Party Beneficiaries. Except as provided in Article 7 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

    Section 9.12 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
 The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including but not limited to by any of their respective advisors, consultants or representatives) or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. The representations and warranties of Purchaser shall not be affected or deemed waived by reason of any investigation made by or on behalf of Seller (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Seller any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

    Section 9.13 Form of Payments by Seller. Any amounts payable by Seller to Purchaser under this Agreement shall be payable in cash, provided, however, if Seller is required to make any payments to Purchaser at any time before the expiration of any holding period for the HCCH Shares required under Securities Act Rule 144, Seller and the Holders may furnish to Purchaser a promissory note or notes bearing interest at the rate of nine percent (9.0%) per annum, secured by such number of the HCCH Shares, as shall be of a value equal to one hundred twenty-five percent (125.0%) of the principal amount of the note(s), payable upon the first date upon which the HCCH shares may be sold by Holders in compliance with Rule 144.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                TRM INTERNATIONAL, INC.



                                                By: /s/ Robert J. Wojtowicz
                                                   ---------------------------
                                                   Robert J. Wojtowicz
                                                   President

                                                   UNICOVER MANAGERS, INC.



                                                By: /s/ Illegible
                                                   ---------------------------
                                                   Executive Vice President
                                                   ---------------------------
                                                   [Title]

                                                   NORTH AMERICAN SPECIAL RISK
                                                     ASSOCIATES, INC.



                                                By:
                                                   -------------------------
                                                   -------------------------
                                                   [Title]

                                                   HCC INSURANCE HOLDINGS, INC.



                                                By:
                                                   ---------------------
                                                   Stephen L. Way, Chairman and
                                                   Chief Executive Officer

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                TRM INTERNATIONAL, INC.



                                                By:
                                                   ---------------------
                                                   Robert J. Wojtowicz
                                                   President

                                                   UNICOVER MANAGERS, INC.



                                                By:
                                                   ---------------------
                                                   ---------------------
                                                   [Title]

                                                   NORTH AMERICAN SPECIAL RISK
                                                     ASSOCIATES, INC.



                                                By: /s/ FRANK J. BRAMANTI
                                                   -----------------------
                                                   EVP & SEC
                                                   -----------------------
                                                   [Title]

                                                   HCC INSURANCE HOLDINGS, INC.



                                                By: /s/ FRANK J. BRAMANTI
                                                   ---------------------
                                                   Frank J. Bramanti
                                                   EVP & CFO

                                INDEX OF DEFINED TERMS


AAIC                                                                        2
Accredited investor                                                        16
Adjusted Gross Premium                                                      4
Affiliate                                                                  38
Agreement                                                               1, 38
Applicable Law                                                             38
Assets                                                                  1, 38
Assumed Liabilities                                                     4, 38
Assumption Agreement                                                    4, 38
Balance Sheet                                                              38
Balance Sheet Date                                                         38
Billed Premium                                                             38
Closing                                                                 5, 38
Closing Date                                                            5, 38
Code                                                                       38
Collateral Agreements                                                      38
Consent                                                                    39
Contract                                                                   39
Contracts                                                                  13
Control                                                                    38
Covered Returns                                                        10, 39
Covered Taxes                                                              39
Designated Employees                                                       27
Disclosure Memorandum                                                      39
Dollars                                                                    39
Exchange Act                                                               40
Excluded Assets                                                         3, 40
Excluded Liabilities                                                    4, 40
Fiduciary Account                                                          40
Financial Statement Date                                                    9
Financial Statements                                                    9, 40
Financial Statement Date                                                   40
GAAP                                                                       40
Government Approval                                                        40
Governmental Authority                                                     40
HCCH                                                                        1
HCCH Balance Sheet                                                     20, 40
HCCH Balance Sheet Date                                                20, 40
HCCH Common Stock                                                       3, 40
HCCH Shares                                                             3, 40
Holder                                                                     40
Holder(s)                                                                  16
Indemnified Party                                                      36, 40
Indemnifying Party                                                     36, 41

IRS                                                                        41
Leases                                                                     41
Lien                                                                       41
Losses                                                                 35, 41
Material Adverse Effect                                                    41
Measurement Period                                                          4
Minimum Premium                                                             4
New Business                                                               41
New Program Manager's Agreement                                            41
Non-Competition Agreement                                              26, 41
Permitted Liens                                                            41
Person                                                                     42
Policy; Policies                                                           42
Policyholders                                                              14
Producer                                                                   42
Program Manager's Agreement                                                42
Prohibited Products                                                        42
Purchase Price                                                          3, 42
Purchaser                                                                   1
Purchaser Indemnitees                                                  35, 42
RNRS                                                                       42
Securities Act                                                             42
Seller                                                                  l, 42
Seller Indemnitees                                                         35
Subsidiaries                                                               42
Supporting Documents                                                       42
Target Premium                                                              4
Tax                                                                        43
Tax Return                                                                 43
Transaction Expenses                                                   43, 45
Transition Period                                                          27
Transition Services                                                        27
Treasury Regulations                                                       43
TRM                                                                         1
Truckers Business                                                       1, 43
Unicover                                                                    1

                       EXHIBIT LIST



                 Reference     Exhibit   Description

                 1.4.1           A       Assumption Agreement
                 5.2.5(a)        B       Employment Agreements
                 5.2.5(b)        C       Software License Agreement
                 5.2.11          D       Investment Letter
                 8.1             E       New Program Manager's Agreement
                 8.1             F       Program Manager's Agreement